Exhibit 3.2
                          CERTIFICATE OF DESIGNATION
                                      of
                           SERIES A PREFERRED STOCK
                                      of
                          THE WASHINGTON POST COMPANY
                        (formerly known as TWPC, INC.)


          Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, THE WASHINGTON POST COMPANY, formerly known as TWPC, INC. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 103 thereof, DOES HEREBY CERTIFY:

          That, pursuant to the authority conferred upon the Board of Directors of the Company by Article Fourth of the Certificate of Incorporation of the Company, the Board of Directors of the Company, adopted the following resolution creating a series of Preferred Stock of the Company designated as Series A Preferred Stock:

     RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, a series of Preferred Stock of the Company is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:


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          SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Preferred Stock", par value $1.00 per share. The number of shares initially constituting the Series A Preferred Stock shall be 23,000. The number of authorized shares of Preferred Stock of the Company and of Series A Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) pursuant to the Certificate of Incorporation of the Company and the General Corporation Law of the State of Delaware without the affirmative vote of the holders of the outstanding shares of Series A Preferred Stock.

          SECTION 2. Dividends. Subject to the prior and superior rights of the holders of shares of any series of Preferred Stock of the Company or other class of stock of the Company hereafter authorized which shall rank prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, quarterly dividends payable in cash on February 15, May 15, August 15 and November 15 of each year, or such other dates as the Board of Directors shall approve, in the amount of $20.00 per share (or a pro rata reduced amount if such shares have not been issued and outstanding for an entire quarter). Each such dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the Company on such record date, not exceeding 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company. Holders of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends as provided herein. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

          SECTION 3. Voting Rights. The holders of shares of Series A Preferred Stock shall not have any voting


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rights, either general or special, except as provided in Section 10 hereof and as may otherwise be required by law.

          SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends payable on shares of Series A Preferred Stock as provided in Section 2 are payable but in arrears for any prior quarter, thereafter and until all accrued and unpaid dividends, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not, unless full dividends (including any dividends in arrears) are contemporaneously declared and paid on shares of Series A Preferred Stock

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for, or out of the net cash proceeds from the sale of, other shares of any such junior stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

provided that the Company may at any time declare dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock


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4


or any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

          (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          SECTION 5. Liquidation, Dissolution or Winding Up. (a) Subject to the prior and superior rights of the holders of shares of any series of Preferred Stock or other class of stock of the Company hereafter authorized which shall rank prior and superior to the shares of Series A Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, the amount of $1,000.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period and all dividend periods prior thereto, upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

          (b) Neither the sale of all or substantially all of the property and assets of the Company, nor the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this
Section 5.

          (c) After the payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts provided for in this Section 5, the holders of the Series A Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Company.

          (d) In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock, upon any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 5, no such distribution shall


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be made on account of any shares of any other series of Preferred Stock or other class of stock of the Company ranking as to any such distribution on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

          (e) Subject to the rights of the holders of the shares of any series or class of stock ranking on a parity with or prior to the shares of Series A Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the shares of Series A Preferred Stock as provided in this Section 5, but not prior thereto, any other series or class of stock ranking junior to the shares of Series A Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Series A Preferred Stock shall not be entitled to share therein.

          SECTION 6. Redemption. The shares of the Series A Preferred Stock shall not be redeemable prior to October 1, 2015. On and after October 1, 2015, the Company, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, at any time or from time to time, at a redemption price per share of $1,000.00 plus, in each case, accrued and unpaid dividends thereon to the date fixed for redemption. The procedure for such redemption shall be in accordance with the provisions of Article Fourth of the Certificate of Incorporation of the Company. No interest, or sum of money in lieu of interest, shall be payable in respect of the amounts otherwise payable upon the redemption of any shares of Series A Preferred Stock not timely redeemed by the holder thereof.

          SECTION 7. No Conversion Rights. The holders of shares of the Series A Preferred Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or of any other series of any class of stock of the Company.


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          SECTION 8. Ranking; Right to Authorize Senior Series or Classes of
Stock. The Company shall have the right at any time and from time to time to authorize and issue any series of Preferred Stock and other classes of stock which shall rank prior and superior to the Series A Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, or both. In the absence of a provision expressly providing for such priority in the Certificate of Incorporation, as amended, or the Certificate of Designation providing for such series or classes, as applicable, all other series of Preferred Stock of the Company hereafter issued and all series of all other classes of capital stock of the Company hereafter authorized and issued which have a preference as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company shall rank pari passu with the Series A Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company.

          SECTION 9. Reacquired Shares. Any shares of Series A Preferred Stock purchased, redeemed or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of Article Fourth of the Certificate of Incorporation.

          SECTION 10. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class.


          IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name on this 22nd day of September, 2003.


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                                          THE WASHINGTON POST COMPANY,


                                          By /s/ John B. Morse, Jr.
                                             --------------------------
                                             Name:  John B. Morse, Jr.
                                             Title: Vice President

[Seal]


Attest:

/s/ Diana M. Daniels
------------------------
Name:  Diana M. Daniels
Title: Secretary